EXHIBIT 16.1

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM WILLIAMS & WEBSTER, P.S.

May 30, 2006

Securities and Exchange Commission

Office of Chief Accountant

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K dated May 30, 2006 of Elgrande International, Inc. and are in agreement with the statements contained therein.

Very truly yours,

/s/Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants